Exhibit 99.1

Washington Prime Group Announces Third Quarter 2020 Results
Highlights:
•The Company has collected 87% of 3Q 20 rental income and associated charges adjusted for the applicable impact of COVID-19 lease amendments and related rent concessions;
•Notwithstanding a challenging retail landscape as a result of the COVID-19 pandemic, year-to-date leasing volume exhibited a 7.0% YOY increase totaling 3.4M SF and 47% of new leasing volume was attributable to lifestyle tenancy;
•The Company successfully executed amendments to its credit facilities during 3Q 20, which provides certain covenant relief through the third quarter of 2021;
•The Company is actively negotiating specific measures with existing debt investors that would result in deleveraging of its balance sheet if execution is successful;
•The Company ended 3Q 20 with $112M cash on hand;
•As previously announced and subject to common shareholder approval, the Company intends to enter into a reverse common share split (1:9) by the end of the year whereby nine of the existing common shares are to be converted to a single common share; and
•The Board of Directors declared the fourth quarter dividend for the Company’s preferred shares.
COLUMBUS, OH – November 5, 2020 – Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the third quarter ended September 30, 2020. As previously announced, and due to the uncertain conditions resulting from the coronavirus (COVID-19) pandemic, the Company withdrew its full-year 2020 earnings guidance issued on February 26, 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss per diluted share	$(0.23)	$(0.02)	$(0.64)	$(0.14)
FFO per diluted share	$0.07	$0.45	$0.25	$1.04
FFO per diluted share, as adjusted	$0.07	$0.28	$0.30	$0.86

A description of each non-GAAP financial measure and the related reconciliations to the comparable GAAP financial measure are provided in this press release.
Third Quarter Financial Results
Net loss attributable to common shareholders for the third quarter of 2020 was $43.7 million, or $(0.23) per diluted share, compared to a net loss of $4.4 million, or $(0.02) per diluted share, a year ago. The year-over-year (YOY) difference relates primarily to the significant impacts of tenant lease modifications and increased bad debt expense related to delinquent receivables during the third quarter of 2020 due to the ongoing COVID-19 pandemic resulting in lower YOY revenue of $37.5 million partially offset by lower recoverable operating expenses of $2.9 million. Results for the third quarter of 2020 include a non-cash impairment loss of $1.1 million, which compares to $28.9 million of such charges in the same quarter a year ago. Other items contributing to the YOY change include a reduction in gain on sales of outparcels of $8.2 million, compared to the same quarter a year ago.

Funds from Operations (FFO) for the third quarter of 2020 was $16.6 million, or $0.07 per diluted share, which compares to $100.9 million, or $0.45 per diluted share, during the same quarter a year ago. The YOY decrease in FFO is primarily attributed to reductions in comparable net operating income (NOI) of $41.5 million for the portfolio as well as a decrease of $0.4 million in non-cash straight-line income, both primarily from the negative impact of COVID-19. Included in FFO during the third quarter of 2019 is a gain on extinguishment of debt of $38.9 million. When adjusting for this gain, FFO, as adjusted, for the third quarter of 2019 was $62.0 million, or $0.28 per diluted share. There was no such gain during the third quarter of 2020.
Business Highlights
Continued Leasing Strength in the Face of the COVID-19 Pandemic
•Year-to-date leasing volume through September 30, 2020 exhibited a 7.0% YOY increase totaling 3.4M SF;
•During the COVID-19 pandemic, between March and September, 486 leases were signed totaling 2.5M SF;
•47% of new leasing volume year-to-date was attributable to lifestyle tenancy which includes food, beverage, entertainment, home furnishings, fitness, and professional services;
•The aforementioned 3.4M SF year-to-date follows annual leasing volume of 4.4M SF, 4.2M SF, and 4.0M SF during 2019, 2018 and 2017, respectively, totaling 16.0M SF since 2017; and
•Year-to-date adaptive reuse openings include: Dunham’s Sports, WVU Medicine and Ollie’s Bargain Outlet at Morgantown Mall; Dunham’s Sports at Markland Mall; Morris Furniture at both The Mall at Fairfield Commons and Dayton Mall; and FieldhouseUSA at The Outlet Collection™ | Seattle.
Relatively Stable Operating Metrics when Considering the National Crisis
•New releasing spreads for Tier One assets exhibited an increase of 1.6% for the twelve months ended September 30, 2020;
•Releasing spreads for combined Tier One and Open Air assets decreased 3.1% for the twelve months ended September 30, 2020, with 2.8% of the decline attributable to rent concessions for renewals completed in response to the COVID-19 pandemic;
•As of September 30, 2020, combined Tier One and Open Air occupancy decreased 230 basis points YOY to 91.2%,
•Reported YOY comparable sales decreased 8% for 3Q 20 albeit ending on a positive note with an increase of 2% during the month of September for Tier One assets; and
•Traffic trends have exhibited steady weekly sequential improvement since reopening in June notwithstanding a leveling off during July, followed by improvement in August and September with a subsequent tempering during October.
Net Operating Income Performance and Rent Collection Rate Shows Improvement from 2Q 20
•As a result of the COVID-19 pandemic, 3Q 20 Tier One comparable NOI decreased 41.4% YOY while Open Air comparable NOI decreased 13.6%, resulting in a combined decrease of 32.6% or $35.0M. Both Open Air and Tier One properties showed a sequential improvement in NOI trends from the previous quarter decrease of 53.1% for Tier One, 24.5% for Open Air and a combined decrease of 44.6%. This decrease can best be explained by factors which include a cautious view of the future collection of outstanding pandemic related rental income including temporarily moving to cash basis revenue recognition relating to the Company’s national theater tenancy in 3Q 20 ($8M), the impact of rental relief including moving to percentage rent structures for certain tenants ($3M), the impact from 2Q 20 and 3Q 20 bankruptcies ($6M), and reserving for credit risk tenants that are materially delinquent on payments ($13M). The decrease includes the impact of both completed and in process COVID-19 related lease modifications;
•For 3Q 20, the Company has collected approximately 87% of rental income and associated charges adjusted for the applicable impact of COVID-19 lease amendments and related rent concessions, which is an improvement from the 52% of contractual rental income and associated charges without lease amendments collected during 2Q 20. The collection rate for 3Q 20 is comprised of approximately 84% for enclosed assets and approximately 95% for Open Air assets based on the applicable impact of COVID-19 lease amendments and related rent concessions; and

•For 4Q 20, the Company anticipates a decrease in comparable NOI between 10% and 20% which would represent improvement from the previous two quarters’ performance. This assumes that the Company’s properties remain open throughout the fourth quarter and are not significantly impacted by any future government-mandated operating restrictions.
Progress, Proactivity and Initiatives Continued to Define the Company during the COVID-19 Pandemic
•While all of the Company’s assets have reopened, the Company realizes that future temporary closures may be necessary in response to an uptick in COVID-19 cases and government mandates;
•While the Company’s assets were fully or partially closed, a concerted effort focused upon safe reopening and included a best practices manual, tenant discussion forums and the launch of Retail-to-Go curbside pickup services;
•Fulventory, the Company’s last mile fulfilment initiative, has been met with tenant response which has surpassed expectations as illustrated by the recent leasing of an 80,000 SF medical logistics, distribution and fulfillment facility, an inventory clearance facility to a sporting goods retailer and several letters of intent and ongoing discussions with existing and prospective tenants to address portfolio wide fulfillment solutions; and
•Such industry leading initiatives as WPG Cares and Open for Small Business have been exemplary with respect to the Company serving as a community and tenant resource. For instance, WPG Cares has participated in over 1,000 community service projects; Open for Small Business has hosted over 25 webinars attended by several thousand participants; and Well Picked Goods benefitted the Company’s tenancy during asset closures via digital merchandise curation and an in store gift card promotion as reopening occurs.
Department Store Adaptive Reuse and Mixed Use Progress
•Of the 18 adaptive reuse projects addressed, the Company held discussions with the respective tenancy and every single one remains committed to open, albeit seven projects are delayed to 4Q 20 or 1H 21;
•As of September 30, 2020, the Company has resolved 18, or 64%, of the 28 department stores of which the Company has control;
•As exhibited within the most recent 3Q 20 supplemental, the Company continues to provide real time updates relating to the 30 department stores within its Tier One and Open Air assets identified for repositioning (excluding space owned by third parties such as Seritage Growth Properties). As of September 30, 2020, only two of these department store spaces remained occupied by Sears;
•Clay Terrace, Carmel, Indiana: Planning continues for mixed uses, including multifamily rental units, as well as a lifestyle hotel, new office space, and space intended for lifestyle, food and beverage uses;
•WestShore Plaza, Tampa, Florida: As the Company continues the process of obtaining necessary entitlements regarding a mixed use redevelopment replacing the Sears site at the property, a letter of intent was executed with a third party developer to add residential units, office space, and a potential hotel to this parcel;
•Westminster Mall, Westminster, California: A purchase and sale agreement was executed as it relates to the mixed use redevelopment and previously discussed monetization of Westminster Mall. The planned sale of this property will result in excess of $50M in net cash proceeds; and
•In addition to the aforementioned, the Company has identified eight assets which are suitable for mixed use redevelopment and it is estimated these assets could result in multifamily densification totaling over 4,000 units as well as a host of other nonretail uses. Discussions at various stages are underway with municipalities to achieve zoning entitlements as well as financial and strategic partners to execute upon these value add mixed use projects.

Lou Conforti, CEO and Director of Washington Prime Group, Commentary:
“There can be no denying the COVID-19 pandemic has resulted in a set of new challenges for an already beleaguered retail sector. Notwithstanding, ever since joining Washington Prime Group, my objective has been straightforward: Provide Middle America whether it be Oklahoma City, Oahu, Albuquerque or Columbus with relevant goods and services via our dominant town center proposition. I emphasize Middle America as it is this demographic constituency which has been largely ignored. It became crystal clear we couldn’t sit on our hands waiting for the usual suspects to lease our space. Nor were we going to regain our guests’ respect by superficial and patronizing measures. It was going to require a fundamental shift as to how WPG regards its role as landlord. By this I mean proactive operator by diversifying tenancy, activating common area and delivering relevant adaptive reuse projects.
“Then the COVID-19 pandemic reared its ugly head.
“While it was certainly one heck of a blow, it’s not a knockout punch and it actually strengthened our Company’s conviction about the midsize cities where our assets are primarily situated. While we have previously substantiated the relative vibrancy of these trade areas, there is a growing perspective which I believe will serve as a catalyst for midsize cities which possess robust commercial, educational and cultural infrastructures. While it’s certainly not an easy task, WPG believes our reimagined assets are an integral part of this proposition.”
Unsecured Indebtedness and Liquidity
On August 17, 2020, the Company announced it entered into amendments with respect to its credit facilities, which will provide certain covenant relief through the third quarter of 2021 (the “Amendments”), further strengthening and supporting the Company’s execution of its long term business plan.
The Amendments will be partially collateralized by properties making up approximately half of the Company’s previously unencumbered net operating income, with the Company having the ability to release the security starting in the third quarter of 2021 if certain financial conditions are met. The all-in interest rate, depending on total leverage levels, will range from LIBOR plus 2.35% to 2.60% with a LIBOR floor of 50 basis points. The Company was in compliance with all applicable covenants as of the end of most recently completed fiscal quarter that ended September 30, 2020.
Additionally, the Company is actively working on measures with existing debt investors that would result in deleveraging of its balance sheet if execution is successful. When considering the amended financial covenant requirements and the positive impact from the potential deleveraging measures described above, the Company projects, based upon internal estimates that it will remain in compliance with these revised financial covenants along with other unsecured debt covenants. However, with the continued uncertainty caused by the COVID-19 pandemic, significant risks remain and any material adverse effect on our income and expenses could impact our ability to maintain compliance with our credit facility and bond covenants. Additionally, there can be no assurances of the terms or conditions that any such deleveraging transaction would include or that the Company will be able to consummate such transaction on a timely basis, or at all.
The Company ended 3Q 20 with $112M cash on hand and estimates its year end cash balance will be between $125M to $135M.
Mortgage Loans
The Company executed an extension on the mortgage note payable secured by Grand Central Mall, located in Parkersburg, West Virginia, extending the maturity by one year to July 6, 2021.
The final mortgage note maturing in 2020 involves Port Charlotte Town Center, in Port Charlotte, Florida, and the Company expects to execute a short term extension on the mortgage.

Company Plans for a 1-for-9 Reverse Share Split
As previously announced, on August 6, 2020, the Board of Directors authorized a 1-for-9 reverse share split of the Company’s common shares and operating units which is subject to common shareholder approval. Upon common shareholder approval and as a result of the reverse share split, each 9 shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock. The Company plans to hold a virtual special meeting of common shareholders on December 17, 2020 to vote upon a proposal regarding the reverse share split.
The implementation of the reverse share split is intended to increase the per share trading price of the Company’s common stock to fulfill the $1.00 minimum bid price requirement for continued listing on the New York Stock Exchange.
Board of Directors Declares Quarterly Dividend for Preferred Shares
On November 5, 2020, the Board of Directors declared a quarterly cash dividend of $0.4688 per Series H preferred share of beneficial interest, $0.4297 per Series I preferred share of beneficial interest, and $0.4563 per Series I-1 preferred unit of Preferred Limited Partnership Interest. Each of the cash dividends on these preferred shares and preferred units is payable on January 15, 2021 to preferred shareholders and operating partnership unit holders of record on December 28, 2020.
As previously announced on April 15, 2020 and due to the COVID-19 pandemic, the Board decided to temporarily suspend the quarterly cash dividend for common shares and operating partnership units throughout the remainder of the year. The Board of Directors will revisit the dividend policy for common shares and operating partnership units in early 2021 based on the Company’s REIT taxable income distribution requirements.
Earnings Call and Webcast
The Company will host its quarterly earnings conference call and an audio webcast on Friday, November 6, 2020 at 11:00 a.m. Eastern Time.
The live webcast will be available in listen-only mode from the investor relations section of the Company’s website at www.washingtonprime.com. Listeners can also access the call by dialing 833.235.7642 (or +647.689.4163 for international callers), and the participant passcode is 6327958.
A replay of the call will be available on the Company’s website, or by calling 800.585.8367 (or +1.416.621.4642 for international callers), passcode is 6327958, beginning on Friday, November 6 2020, at approximately 1:00 p.m. Eastern Time through midnight on Friday, November 20, 2020.
Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.
About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® is a registered trademark of the Company. Learn more at www.washingtonprime.com.
Contacts
Lisa A. Indest, CAO & EVP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.
The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.
NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.
Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.
Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, future liquidity, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; losses associated with closures, failures and stoppages associated with the spread and proliferation of the coronavirus (COVID-19) pandemic; to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; failure of the contemplated reverse share split to accomplish the Company’s objectives for the action and such other adverse consequences on the marketability and liquidity of the Company’s common stock; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; changes in LIBOR reporting practices or the method in which LIBOR is determined; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Rental income	$120,138	$154,611	$363,421	$474,114
Other income	3,544	6,593	11,625	17,347
Total revenues	123,682	161,204	375,046	491,461

Expenses:
Property operating	(36,067)	(39,007)	(101,456)	(114,868)
Real estate taxes	(19,611)	(19,014)	(58,300)	(61,006)
Advertising and promotion	(1,811)	(2,323)	(4,915)	(6,241)
Total recoverable expenses	(57,489)	(60,344)	(164,671)	(182,115)
Depreciation and amortization	(58,063)	(70,948)	(173,147)	(209,142)
General and administrative	(11,107)	(12,210)	(34,721)	(39,459)
Ground rent	(243)	(215)	(574)	(613)
Impairment loss	(1,067)	(28,936)	(26,186)	(28,936)
Total operating expenses	(127,969)	(172,653)	(399,299)	(460,265)

Interest expense, net	(39,725)	(38,833)	(115,805)	(114,806)
Impairment on note receivable	—	—	(11,237)	—
Gain on disposition of interests in properties, net	1,620	9,825	28,812	26,056
Gain on extinguishment of debt, net	—	38,913	—	38,913
Income and other taxes	(154)	120	(130)	(465)
Loss from unconsolidated entities, net	(5,515)	(241)	(11,301)	(2,002)
Net loss	(48,061)	(1,665)	(133,914)	(21,108)
Net loss attributable to noncontrolling interests	(7,832)	(752)	(22,026)	(4,774)
Net loss attributable to the Company	(40,229)	(913)	(111,888)	(16,334)
Less: Preferred share dividends	(3,508)	(3,508)	(10,524)	(10,524)
Net loss attributable to common shareholders	$(43,737)	$(4,421)	$(122,412)	$(26,858)

Loss per common share, basic and diluted	$(0.23)	$(0.02)	$(0.64)	$(0.14)

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	September 30, 2020	December 31, 2019

Assets:
Investment properties at cost	$5,777,708	$5,787,126
Construction in progress	177,895	115,280
	5,955,603	5,902,406
Less: accumulated depreciation	2,499,937	2,397,736
	3,455,666	3,504,670

Cash and cash equivalents	95,328	41,421
Tenant receivables and accrued revenue, net	119,472	82,762
Investment in and advances to unconsolidated entities, at equity	411,923	417,092
Deferred costs and other assets	135,182	205,034
Total assets	$4,217,571	$4,250,979

Liabilities:
Mortgage notes payable	$1,104,800	$1,115,608
Notes payable	709,785	957,566
Term loans	683,475	686,642
Revolving credit facility	641,874	204,145
Other indebtedness	86,062	97,601
Accounts payable, accrued expenses, intangibles, and deferred revenues	257,252	260,904
Distributions payable	3,323	3,252
Cash distributions and losses in unconsolidated entities, at equity	—	15,421
Total liabilities	3,486,571	3,341,139

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H Cumulative Redeemable Preferred Stock	104,251	104,251
Series I Cumulative Redeemable Preferred Stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,260,677	1,254,771
Accumulated deficit	(801,722)	(655,492)
Accumulated other comprehensive loss	(14,885)	(5,525)
Total stockholders' equity	646,665	796,349
Noncontrolling interests	81,070	110,226
Total equity	727,735	906,575
Total liabilities, redeemable noncontrolling interests and equity	$4,217,571	$4,250,979

RECONCILIATION OF FUNDS FROM OPERATIONS
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Funds from Operations ("FFO"):
Net loss	$(48,061)	$(1,665)	$(133,914)	$(21,108)
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(10,704)	(10,704)
Real estate depreciation and amortization, including joint venture impact	67,183	81,155	200,684	239,060
Impairment loss, including (gain) on disposition of interests in properties, net	1,067	24,992	774	24,992
FFO	$16,621	$100,914	$56,840	$232,240

Adjusted Funds from Operations:
FFO	$16,621	$100,914	$56,840	$232,240
Impairment on note receivable	—	—	11,237	—
Gain on extinguishment of debt, net	—	(38,913)	—	(38,913)
Adjusted FFO	$16,621	$62,001	$68,077	$193,327

Weighted average common shares outstanding - diluted	225,670	224,176	224,814	223,676

FFO per diluted share	$0.07	$0.45	$0.25	$1.04
Total adjustments	$—	$(0.17)	$0.05	$(0.17)
Adjusted FFO per diluted share	$0.07	$0.28	$0.30	$0.86

RECONCILIATION OF NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Variance $	2020	2019	Variance $

Reconciliation of Comp NOI to Net Loss:
Net loss	$(48,061)	$(1,665)	$(46,396)	$(133,914)	$(21,108)	$(112,806)

Loss from unconsolidated entities	5,515	241	5,274	11,301	2,002	9,299
Income and other taxes	154	(120)	274	130	465	(335)
Impairment on note receivable	—	—	—	11,237	—	11,237
Gain on disposition of interests in properties, net	(1,620)	(9,825)	8,205	(28,812)	(26,056)	(2,756)
Gain on extinguishment of debt, net	—	(38,913)	38,913	—	(38,913)	38,913
Interest expense, net	39,725	38,833	892	115,805	114,806	999
Operating (Loss) Income	(4,287)	(11,449)	7,162	(24,253)	31,196	(55,449)

Depreciation and amortization	58,063	70,948	(12,885)	173,147	209,142	(35,995)
Impairment loss	1,067	28,936	(27,869)	26,186	28,936	(2,750)
General and administrative	11,107	12,210	(1,103)	34,721	39,459	(4,738)
Fee income	(2,087)	(3,242)	1,155	(5,504)	(8,669)	3,165
Management fee allocation	79	39	40	115	124	(9)
Pro-rata share of unconsolidated joint ventures in comp NOI	11,412	17,619	(6,207)	39,391	52,443	(13,052)
Property allocated corporate expense	4,269	4,342	(73)	13,216	12,675	541
Non-comparable properties and other (1)	1,471	(15)	1,486	2,740	(888)	3,628
NOI from sold properties	30	(1,137)	1,167	(62)	(4,681)	4,619
Termination income	(172)	(100)	(72)	(278)	(1,512)	1,234
Straight-line rents, net	(1,429)	(1,036)	(393)	64	(2,943)	3,007
Ground lease adjustments for straight-line and fair market value	5	5	—	15	15	—
Fair market value and inducement adjustments to base rents	(4,776)	(915)	(3,861)	(7,407)	(5,302)	(2,105)
Less: Tier 2 and noncore properties (2)	(2,422)	(8,907)	6,485	(17,357)	(29,616)	12,259
Comparable NOI - Tier 1 and Open Air properties	$72,330	$107,298	$(34,968)	$234,734	$320,379	$(85,645)
Comparable NOI percentage change - Tier 1 and Open Air properties			-32.6%			-26.7%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the Tier 2 and noncore properties held in each period presented.